Exhibit 10.1

AMENDMENT NO. 2

TO

FIREFLY NEUROSCIENCE, INC.

2024 LONG-TERM INCENTIVE PLAN

The Firefly Neuroscience, Inc. 2024 Long-Term Incentive Plan, as amended by Amendment No.1 to the Firefly Neuroscience, Inc. 2024 Long-Term Incentive Plan (the “Plan”) is hereby amended as follows:

Section 5.1 of the Plan is hereby amended in its entirety to read as follows:

“5.1. Number Available for Awards. Subject to adjustment as provided in Articles 11 and 12, the maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan (the “Plan Share Limit”) is 3,707,496 shares, of which one hundred percent (100%) may be delivered pursuant to Incentive Stock Options. Shares to be issued may be made available from authorized but unissued Common Stock, Common Stock held by the Company in its treasury, or Common Stock purchased by the Company on the open market or otherwise. During the term of this Plan, the Company will at all times reserve and keep available the number of shares of Common Stock that shall be sufficient to satisfy the requirements of this Plan.

Section 5.3 of the Plan is hereby amended in its entirety to read as follows:

“5.3. Annual Increase in Available Shares. On the first day of each calendar year during the term of the Plan, commencing on January 1, 2026 and continuing until (and including) January 1, 2035, the number of shares of Common Stock available under the Plan Share Limit shall automatically increase by a number equal to the lesser of (a) four percent (4%) of the total number of shares of Common Stock issued and outstanding on December 31 of the calendar year immediately preceding the date of such increase and (b) a number of shares of Common Stock determined by the Board.”

Except as herein amended, the provisions of the Plan shall remain in full force and effect.

Effective as of August 5, 2026